                                                                   EXHIBIT 11.1

                                  KEVCO, INC.
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              THREE MONTHS      NINE MONTHS
                                                  ENDED            ENDED
                                              SEPTEMBER 30,    SEPTEMBER 30,
                                              -------------    -------------
                                               1997   1996      1997   1996
                                              ------ ------    ------ ------
                                                      (UNAUDITED)
Primary earnings
 Net income.................................. $1,507 $2,355(1) $6,084 $6,707(1)
Shares
 Weighted average number of common shares
  outstanding................................  6,815  4,395     6,811  4,395
 Conversion of options issued and outstand-
  ing........................................     77    439       105    439
 Other shares................................    --     264(2)    --     264(2)
                                              ------ ------    ------ ------
 Weighted average number of common shares
  outstanding as adjusted....................  6,892  5,098     6,916  5,098
                                              ====== ======    ====== ======
Primary earnings per common share............ $ 0.22 $ 0.46    $ 0.88 $ 1.32
                                              ====== ======    ====== ======

  Earnings per share is computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. Under the treasury stock method, market price is used to determine the number of common share equivalents.

(1) Net income for the three and nine months ended September 30, 1996 has been adjusted to reflect a provision for income taxes, which gives effect to the change in the Company's income tax status to a C corporation concurrently with the consummation of the Company's initial public offering. (See Note 5 to the Financial Statements included in the Form 10-Q for which this forms an exhibit.)

(2) Amount reflects the assumed issuance of Common Stock at the initial public offering price per share, less underwriting discount, to generate sufficient cash to fund the distribution of undistributed earnings previously taxed at the stockholder level. (See Note 5 to the Financial Statements included in the Form 10-Q for which this forms an exhibit.)